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                                                                 EXHIBIT (A)(3)

                   KEYCORP REAL ESTATE CAPITAL MARKETS, INC.
                               127 PUBLIC SQUARE
                             CLEVELAND, OHIO 44114

                                November 3, 1997

Mr. Mark J. Deuschle
Chief Financial Officer
Plasti-Line, Inc.
623 East Emory Drive
Knoxville, TN

               Re: Premises: Plasti-Line, Inc. Company Headquarters 623 East Emory Drive
                        Knoxville, TN

Dear Mr. Deuschle:

         KEYCORP REAL ESTATE CAPITAL MARKETS, INC. ("Lender"), hereby agrees to make a permanent first fee mortgage loan (the "Loan") subject to the terms and conditions set forth below and in the attached General Conditions and Special Conditions, if any:

                              ARTICLE A: BORROWER

NAME: TBD single-asset, special purpose entity

PRINCIPAL PLACE OF BUSINESS ADDRESS: 623 East Emory Drive
                                     Knoxville, TN

TYPE OF ENTITY

[] Corporation             [] General Partnership       [] Joint Venture
   Limited Partnership        Business Trust               Limited Liability
   Company                 [] Other

TAXPAYER IDENTIFICATION NUMBER:

STATE OF ORGANIZATION:

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WARRANTY OF NON-FOREIGN BORROWER

         Borrower represents and warrants to Lender that Borrower is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986.

SINGLE PURPOSE, BANKRUPTCY REMOTE ENTITY

         Borrower shall be a "single purpose, bankruptcy remote entity" as described in Subsection 7(p) of the General Conditions at closing and throughout the term of the Loan.

                             ARTICLE B: LOAN TERMS

AMOUNT

         The principal amount of the Loan shall not exceed $ SEE EXHIBIT A:
TERM SHEET, ITEM 1. (the "Loan Amount"). The Loan Amount may be decreased as provided in the Section of this Commitment entitled INTEREST RATE.

INTEREST RATE

         This loan request is being underwritten using an assumed rate per annum equal to SEE EXHIBIT A: TERM SHEET, ITEM 2. (the "Assumed Rate") as the projected interest rate on the Loan. Upon satisfaction of the conditions set forth in the Commitment for setting the interest rate on the Loan, the actual interest rate (the "Applicable Rate") will be set (the "Rate Lock") on a date (the "Rate Lock Date") between now and the closing date of the Loan (the "Closing Date").

         Depending upon market conditions on the Rate Lock Date, the Applicable Rate may be different from the Assumed Rate used in approving the application. In the event the Applicable Rate established on the Rate Lock Date is higher than the Assumed Rate, Lender reserves the right to reduce the Loan Amount to reflect the ability of the Property to carry the debt at the debt service coverage ratios of SEE EXHIBIT A: TERM SHEET, ITEM 3.. The debt service coverage ratio will be based on the actual loan constant at time of closing as determined by Lender in its sole and absolute discretion.

         Assuming the Loan satisfies the debt service ratios set forth in the preceding paragraph, the rate of interest will be calculated on the Rate Lock Date by adding SEE EXHIBIT A: TERM SHEET, ITEM 4. basis points over the yield to maturity for the nearest U.S. Treasury bonds or other obligations having the nearest equivalent maturity of SEE EXHIBIT A: TERM SHEET, ITEM 5. years (rounded up to the nearest one-eighth of one percent) as determined by Lender on the Rate Lock Date in accordance with the provisions of the Section of this Commitment entitled RATE LOCK.


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PAYMENTS

Interest only shall be due on the Closing Date for interest from the Closing Date to and including the last day of the month in which the Closing Date occurs. Thereafter, combined monthly payments of principal and interest shall be due and payable commencing on the first day of the second full calendar month following the Closing Date and on the first day of each calendar month thereafter. The amount of the monthly payment of principal and interest will be determined by Lender on the Rate Lock Date. The monthly payments of principal and interest will be based on a schedule which would fully amortize the Loan over a SEE EXHIBIT A: TERM SHEET, ITEM 6. year term.

MATURITY DATE

          The unpaid principal balance of the Loan together with all accrued but unpaid interest thereon, additional interest, if any, and all other sums due under the Loan Documents (defined in Article E of this Commitment), shall be due and payable on the SEE EXHIBIT A: TERM SHEET, ITEM 7, anniversary of the first day of the full calendar month following the Closing Date or (ii) the Closing Date if the closing occurs on first day of the calendar month (the "Maturity Date").

PREPAYMENT

The principal balance of the Loan may not be prepaid in whole or in part prior to the SEE EXHIBIT A: TERM SHEET, ITEM 8. Loan Year (defined in Section 5 of the General Conditions). During the SEE EXHIBIT A: TERM SHEET, ITEM 8. Loan Year or any time thereafter, the principal balance of the Loan may be prepaid in whole, but not in part, upon not less than sixty (60) days prior written notice to Lender specifying the date on which prepayment is to be made (the "Prepayment Date") which date must be a Payment Date and upon the payment of:

         (i)      all accrued interest to and including the Prepayment Date;

         (ii) all other sums due under the Note (defined in Article E of this Commitment), the Security Instrument (defined in Article E of this Commitment) and all other Loan Documents; and

         (iii) the Prepayment Consideration (defined in Section 5 of the General Conditions).

         The principal balance specified in any such irrevocable notice of prepayment shall be absolutely and unconditionally due and payable on the Prepayment Date. Lender shall not be obligated to accept any prepayment of the principal balance of the Loan unless it is accompanied by the sums referenced in (i), (ii) and (iii) above.

         Notwithstanding anything to the contrary herein, provided no Event of Default (defined in Subsection 7(e) of the General Conditions) exists under the Note, the Security Instrument or the other Loan Documents, in the event of any prepayment (i) in connection with or as a result of a casualty or condemnation or (ii) which occurs during the last three (3) months of the Loan Year, no Prepayment Consideration shall be due in connection therewith.



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                              ARTICLE C: RATE LOCK

         Not less than seven (7) Business Days (defined in Section 5 of the General Conditions) after compliance with all of the requirements of this Commitment (provided such compliance occurs at least ten (10) Business Days prior to the expiration date of the Commitment), Borrower shall be entitled to request Rate Lock from Lender. Such request must be in writing and must be sent by facsimile transmission to Lender to the attention of Michael Haynes, KeyCorp Real Estate Capital Markets, Inc. Not later than the next Business Day, Lender shall send by facsimile transaction a Rate Lock confirmation (the "Rate Lock Confirmation"). THE NEXT BUSINESS DAY LENDER WILL LOCK THE INTEREST RATE VIA TELEPHONE WITH THE BORROWER. THE BORROWER WILL THEN COMPLETE THE RATE LOCK CONFIRMATION BY FILLING IN THE INTEREST RATE, INITIALING THE INTEREST RATE, AND RETURNING THE RATE LOCK CONFIRMATION TO LENDER VIA FACSIMILE. In the event Borrower does not (i) meet the requirements to request Rate Lock, (ii) request Rate Lock, (iii) sign AND INITIAL the Rate Lock Confirmation, or (iv) confirm by telephone the receipt by Lender of such Rate Lock Confirmation, within the above time periods, Lender's obligation to fund the Loan pursuant to this Commitment shall terminate. The closing of the Loan must take place within three (3) Business Days of the Rate Lock Date.

         Notwithstanding anything to the contrary contained in this Commitment, Borrower shall not be entitled to Rate Lock unless Lender shall have received the entire Origination Fee (defined in the Section of this Commitment entitled ORIGINATION FEES under Article b) in immediately available funds, prior to Borrower's request for Rate Lock.

                             ARTICLE D: COLLATERAL

PROPERTY TO BE MORTGAGED

Approximately 348,000 sf industrial property located at 623 East Emory Drive, Knoxville, TN, (the "Premises"),more particularly described in Borrower's application and other information submitted to Lender by Borrower, together with the improvements (the "Improvements") constructed or to be constructed on the Premises and all fixtures, equipment and articles of personal property now or hereafter affixed to or used in the management, maintenance or operation of the Property (defined below), including any replacements and additions thereto, and such other security as may be required by Lender (collectively, the "Property").

                           ARTICLE E: LOAN DOCUMENTS

         The Loan shall be evidenced by the promissory note of Borrower made payable to the order of Lender (the "Note") and shall be secured by the Loan Documents (as defined below), including, but not limited to, the following:

SECURITY INSTRUMENT


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         A duly recorded mortgage, mortgage deed, deed of trust, trust deed, security deed, deed to secure debt or other real estate security instrument customary in the jurisdiction in which the Premises are located (the "Security Instrument") given by Borrower to Lender, constituting a valid first mortgage lien, subject to no other liens or encumbrances, on the good and marketable fee simple absolute title to the Property, subject only to such exceptions as shall be approved by Lender and its counsel.

ASSIGNMENT OF LEASES AND RENTS

         A first-priority present assignment (the "Assignment of Leases and Rents") given by Borrower to Lender of all present and future leases of all or any part of the Property and all renewals thereof (the "Leases") and all rents, additional rents, revenues, issues and profits derived from the Property (the "Rents").

SECURITY AGREEMENT

         A security agreement between Borrower and Lender constituting a valid first priority security interest, free of chattel mortgages, security agreements, conditional sales contracts and other liens or title retention arrangements, shall be granted by Borrower on all fixtures, equipment and articles of personal property now or hereafter affixed to or used in the management, maintenance and operation of the Property (other than trade fixtures or personal property of space tenants owned by such tenants at the expiration of their lease term). Such security interest shall be granted in the Security Instrument or in a separate agreement if Lender's counsel requires such an agreement. Borrower shall also execute and deliver such UCC Financing Statements as Lender's counsel may request.

OTHER ASSIGNMENTS

         Present assignments to Lender, at its option, of (a) Borrower's interest in any other contracts and agreements or of any other rights of Borrower relating to the Property, including, but not limited to, any and all operating leases or agreements, management agreements, service contracts and maintenance contracts, (b) the final plans and specifications for Improvements with the preparing architect's consent to Lender's use and any assignable rights with respect to any permits, approvals or variances relating to such Improvements, (c) all refunds, rebates, or credits in connection with a reduction in real estate taxes and assessments charged against the Property as a result of tax certiorari or any proceeding for reduction, and (d) all proceeds received by Borrower in connection with any buy-out, termination or other modification of any of the Leases.

ENVIRONMENTAL INDEMNITY

         An Environmental Indemnity Agreement from Borrower and PLASTI-LINE, INC..("Indemnitor(s)"), who shall agree to indemnify Lender (i) for all costs incurred by Lender in connection with the removal of hazardous substances from the Property, regardless of whether or not Borrower caused the presence of such hazardous substance; and (ii) against any loss, cost, damage or expense that Lender may incur, directly or indirectly, as a result of or in connection


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with the assertion against Lender of any claim relating to the presence or removal of any hazardous substance on the Property. The indemnities contained in the Environmental Indemnity Agreement shall survive the satisfaction, termination or assignment of the Note, the Security Instrument and any other Loan Documents.

OTHER DOCUMENTS

         Such other documentation as Lender may require in order to adequately protect and perfect Lender's security interest.

         The documents referred to in this Section, together with such other documents executed in connection with the Loan, are sometimes collectively referred to as the "Loan Documents".

                             ARTICLE F: EXCULPATION

         Subject to the Limitations on Exculpation set forth in Subsection 7(n) of the General Conditions and the Special Conditions, if any, the Security Instrument shall provide that Lender's sources of satisfaction of the Loan shall be the Property and the Rents, and other collateral given to Lender to secure the Loan, and that Lender shall not seek to enforce any judgment out of any other assets of Borrower, for any sums which shall be payable under the Note, the Security Instrument or any other Loan Documents or for any deficiency remaining after a foreclosure of the Security Instrument.

                    ARTICLE G: REQUIRED PROPERTY INFORMATION

APPRAISAL, ENVIRONMENTAL SITE
ASSESSMENT AND BUILDING CONDITION REPORTS

         Lender shall receive at Borrower's sole cost and expense (i) an appraisal of the Property stating an appraised value of $ 8,670,000 (satisfactory to Lender in its sole discretion), (ii) written reports with respect to certain environmental conditions at the Property and (iii) a Building Condition Report (defined in the General Conditions), each in form and substance satisfactory to Lender and in accordance with the provisions set forth in the General Conditions and Special Conditions, if any. The appraisal, environmental, and engineering professionals, their qualifications, the scope and methodology of their investigations, their reports and the recommendations set forth therein and the form, scope and substance of their certifications to Lender shall be acceptable to Lender in all respects.

SITE INSPECTION

Representatives or agents of Lender may conduct site inspections of the Property on behalf of Lender. All fees and expenses in connection with such inspections shall be paid by Borrower.



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ESTOPPEL LETTERS

         At Lender's option, Estoppel letters satisfactory in form, scope and substance to Lender shall be delivered from all of the commercial tenants at the Property.

                        ARTICLE H: RESERVE REQUIREMENTS

COMPLETION/REPAIR RESERVE

         Borrower shall, at closing, deposit an amount TO BE DETERMINED BY LENDER IN ITS SOLE DISCRETION BASED ON ITS REVIEW OF THE BUILDING CONDITION REPORT (the "Repair Deposit") into a non-interest bearing escrow account with Lender for the completion or renovation of certain capital improvements to the Property identified and recommended in the Building Condition Report, which items shall be completed as required by Lender to Lender's satisfaction not later than six (6) months after the Closing Date. The Repair Deposit shall represent 125% of the estimated cost to complete all the repairs and replacements to the capital improvements required by Lender and recommended by Lender's consulting engineer. Lender shall disburse amounts from the Repair Deposit to reimburse Borrower for the costs incurred in connection with the foregoing repairs and replacements upon satisfaction by Borrower of certain conditions and the delivery of certain items required by Lender.

REPLACEMENT RESERVE

         Lender shall require Borrower to deposit an amount TO BE DETERMINED BY LENDER IN ITS SOLE DISCRETION BASED ON ITS REVIEW OF THE BUILDING CONDITION REPORT (the "Replacement Reserve") at the closing of the Loan into an interest bearing escrow account with Lender to cover the estimated costs of periodic repairs, replacements and improvements of certain specified portions of the Property including, but not limited to, the replacement or maintenance of building system components and items that have been identified by the Building Condition Report. Lender shall be entitled to adjust the monthly deposits into the Replacement Reserve in order to cover additional costs of such periodic repairs, replacements and improvements throughout the term of the Loan. Lender shall disburse amounts from the Replacement Reserve to reimburse Borrower for the costs incurred in connection with the foregoing periodic repairs, replacements and improvements upon satisfaction by Borrower of certain conditions and the delivery of certain items required by Lender.

                                ARTICLE I: FEES

         Borrower agrees to pay to Lender the fees set forth below in connection with this Commitment for the Loan. All fees paid to Lender hereunder shall be in immediately available funds at Lender's office at 127 Public Square, Cleveland, Ohio 44114.


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APPLICATION FEE

         Lender acknowledges receipt of the amount of SEE EXHIBIT A: TERM SHEET, ITEM 9. (the "Application Fee") from Borrower as a non-refundable application fee to cover Lender's cost with respect to Borrower's application for the Loan.

PROCESSING DEPOSIT

Lender acknowledges receipt of the amount of SEE EXHIBIT A: TERM SHEET, ITEM
10. (the "Processing Deposit") to be held by Lender without interest. The Processing Deposit shall be applied by Lender against any fees and expenses incurred or paid by Lender in connection with the processing, underwriting or closing of the Loan, including without limitation, property inspection fees, appraisal fees, travel expenses of Lender's personnel, environmental site assessment fees, loan closing fees, costs of tax lien searches, Building Condition Report fees, Lender's counsel's fees and disbursements and other loan fees. Any portion of the Processing Deposit not applied by Lender toward expenses as set forth herein shall be returned by Lender to Borrower within thirty (30) days after the closing of the Loan or in the case where the Loan does not close and is not funded, within thirty (30) days after written request for same by Borrower. All expenses incurred by Lender in connection with the processing, underwriting or closing of the Loan shall be the responsibility of Borrower and to the extent the Processing Deposit is insufficient to cover all such expenses, Borrower shall deliver such additional amounts as required by Lender at the closing of the Loan or if the Loan does not close, within five
(5) Business Days after written demand by Lender.

GOOD FAITH DEPOSIT

Lender acknowledges receipt of SEE EXHIBIT A: TERM SHEET, ITEM 11. as a good faith deposit (the "Good Faith Deposit") which shall be held by Lender without interest. If Borrower fails to close or accept funding of the Loan for any reason on or before the expiration date of this conditional Commitment, the Good Faith Deposit shall be retained by Lender as liquidated damages (and not as a penalty) in full compensation of Lender's damages in view of the difficulty of establishing Lender's damages for loss of investment income resulting from Borrower's failure to close the Loan. Notwithstanding the foregoing, if (i) Lender fails to fund the Loan for reasons other than (A) Borrower's failure to comply with the conditions to closing as set forth in
Section 6 of the General Conditions or the Special Conditions, if any, or (B) the occurrence of any of the events set forth in Section 21 of the General Conditions, or (ii) Borrower fails to sign the Rate Lock Confirmation solely because the Applicable Rate determined by Lender at Rate Lock exceeds the Assumed Rate and the Loan Amount is substantially reduced below the Loan Amount set forth under the Section of this Commitment entitled AMOUNT, as determined by Lender in its sole discretion, in either case the Good Faith Deposit shall be returned to Borrower within five (5) Business Days following written request by Borrower. If the Loan shall close in accordance with this conditional Commitment, the Good Faith Deposit shall be applied by Lender toward the balance of the Origination Fee (defined in the Section of this Commitment entitled ORIGINATION FEES) due it at Rate Lock.


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ORIGINATION FEES

         Borrower shall pay Lender an origination fee in the amount of SEE EXHIBIT A: TERM SHEET, ITEM 12. (the "Origination Fee"). The Origination Fee shall be deemed fully earned upon acceptance of the Commitment and shall cover Lender's cost for the origination of the Loan. The Origination Fee shall be paid by Borrower as follows:

                           (i) Upon Borrower's acceptance of this Conditional
                  Commitment, a portion of the Origination Fee equal to SEE EXHIBIT A: TERM SHEET, ITEM 13. (the "Commitment Fee") shall be due and payable from Borrower. The Commitment Fee shall be deemed earned on receipt and shall be non-refundable unless
                  (A) Lender fails to fund the Loan for reasons other than (1) Borrower's failure to comply with the conditions to closing as set forth in Section 6 of the General Conditions or the Special Conditions, if any, or (2) the occurrence of any of the events set forth in Section 20 of the General Conditions, or (B) Borrower fails to sign the Rate Lock Confirmation solely because the Applicable Rate determined by Lender at Rate Lock exceeds the Assumed Rate and the Loan Amount is substantially reduced below the amount set forth under the Section of this Commitment entitled AMOUNT, as determined by Lender in its sole discretion, in which case the Commitment Fee paid by Borrower shall be refunded to Borrower within five (5) Business Days following written request by Borrower.

Application Fees, Property inspection fees, appraisal fees, environmental site assessment fees, title insurance and survey fees, Lender's counsel's fees and disbursements, loan closing fees and other loan fees are non-refundable and are not included as part of the Origination Fee but are separate obligations of Borrower. The $10,000 processing Deposit will be refunded, except for costs Lender has already incurred.

                  (ii) At the time Borrower intends to request Rate Lock, Borrower shall pay to Lender in immediately available funds prior to making its request for Rate Lock, the balance of the Origination Fee. Such additional amount .shall be deemed earned in full upon receipt by Lender.

                  (iii) Notwithstanding anything contained in this Commitment to the contrary, upon the closing of the Loan, in accordance with this Commitment, Lender shall refund to Borrower that portion of the Origination Fee collected that exceeds SEE EXHIBIT
                           A: TERM SHEET, ITEM 12. of the actual Loan Amount.

                         ARTICLE J: TERM OF COMMITMENT

         This Commitment is effective upon Lender's issuance of this letter to Borrower. This Commitment expires on the earlier of (i) JANUARY 30, 1998 and
(ii) the date set forth for the closing of the Loan at the time of Rate Lock, by which time ALL THE CONDITIONS OF THIS


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COMMITMENT MUST BE SATISFIED AND the Loan must have closed and funded or this
Commitment shall be of no further force and effect.

                         [NO FURTHER TEXT ON THIS PAGE]



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                       ARTICLE K: CONDITION TO ACCEPTANCE

[THIS COMMITMENT SHALL NOT BE BINDING UPON LENDER UNTIL, AND SHALL REMAIN SUBJECT IN ALL RESPECTS TO, THE COMPLETION OF LENDER'S UNDERWRITING OF THE LOAN TO LENDER'S SOLE AND ABSOLUTE SATISFACTION AND THE APPROVAL OF THE LOAN BY LENDER'S INTERNAL CREDIT COMMITTEE.]

         If this Conditional Commitment is acceptable to you, please sign at the place indicated on the following page on the enclosed duplicate hereof and return the same together with a check in the amount of SEE EXHIBIT A: TERM SHEET, ITEM 14. on account of the Commitment Fee to Lender at Lender's offices at 127 Public Square, Cleveland, Ohio 44114 within seven (7) days of the date hereof. If this Commitment and the Commitment Fee are not received by Lender within this seven (7) day period, this Commitment shall terminate and shall be of no further force and effect.

                                     KEYCORP REAL ESTATE CAPITAL
                                     MARKETS, INC.

                                     By:   /s/ ERNEST M. HAYNES
                                           ----------------------------------
                                     Name: Ernest M. Haynes
                                           ----------------------------------
                                     Title: Closing Manager
                                           ----------------------------------

cc:
      -----------------------------

      -----------------------------

      -----------------------------



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                             BORROWER'S ACCEPTANCE

         Borrower hereby unconditionally accepts the foregoing Conditional Commitment and the attached General Conditions and Special Conditions if any, in accordance with their terms and conditions and agrees to be bound thereby. Borrower further agrees that in the event that the Loan is approved by Lender's internal credit committee, the Loan will be accepted by Borrower on the terms and conditions set forth therein. This acceptance shall be deemed effective when received together with the Commitment Fee by Lender.

[BORROWER HEREBY ACKNOWLEDGES AND AGREES THAT THIS COMMITMENT SHALL NOT BE BINDING UPON LENDER UNTIL, AND SHALL REMAIN SUBJECT IN ALL RESPECTS TO, THE COMPLETION OF LENDER'S UNDERWRITING OF THE LOAN TO LENDER'S SOLE AND ABSOLUTE SATISFACTION AND THE APPROVAL OF THE LOAN BY LENDER'S INTERNAL CREDIT COMMITTEE.]

By:
     ---------------------------
     Name:
            --------------------
     Title:
            --------------------

Borrower's Counsel:
                    ---------------------------

                    ---------------------------
  [ADDRESS]
                    ---------------------------
  [TELEPHONE]
                    ---------------------------



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                        GENERAL CONDITIONS TO COMMITMENT

         1.       INTEREST.

                  (a) Interest on the Loan shall be computed on the basis of the actual number of days elapsed over a 360-day year. Such interest shall be paid, in arrears, on the first day of each calendar month during the term of the Loan.

                  (b) It is not intended by any provision of this Commitment to charge interest at a rate in excess of the maximum rate of interest permitted to be charged to Borrower under applicable law, but if, nevertheless, interest in excess of said maximum rate shall be paid on the Loan, the excess amount shall be returned or, to the extent permitted by applicable law, be applied in reduction of the principal amount of the Loan, in Lender's sole discretion.

         2. EXPENSES. Borrower shall pay all expenses in connection with the Loan contemplated hereby including, but not limited to, all fees and disbursements of Lender's counsel (and, if outside the State of Ohio, of Lender's local counsel in the jurisdiction where Borrower is organized or where the Property is located) including fees and disbursements incurred in connection with the preparation and delivery of releases from the lien of the Security Instrument, travel expenses of Lender's personnel related to the making of the Loan, appraisal fees, engineering fees, title insurance premiums, survey charges, mortgage and documentary stamp taxes, if any, note intangible taxes, if any, recording charges and brokerage fees and commissions, costs of tax lien searches and other loan fees. To the extent incurred, the foregoing expenses shall be paid by Borrower whether or not the Loan shall close or be funded. Wherever it is provided for herein that Borrower pay the costs and expenses in connection with a particular item, such costs and expenses shall include, but not be limited to, all legal fees and disbursements of Lender, whether with respect to retained firms, the reimbursement for the expenses of in-house staff or otherwise.

         3. COUNSEL. Messrs. Jones, Day, Reavis & Pogue attn: TO BE DETERMINED, will act as Lender's counsel in this transaction and Borrower or its counsel is requested to contact said firm promptly after accepting this Commitment to confirm their closing requirements and to arrange for the closing of the Loan. The entire closing of the Loan shall take place at Lender's counsel's offices in New York or as otherwise determined by Lender on a date mutually agreed upon by the respective counsel after all closing requirements are satisfied. No broker, agent, or other person is authorized to represent Lender in any way in connection with this transaction, except Lender's authorized officers and such counsel acting in the State of Ohio.

         4. APPROVAL. All mortgage and title documents executed and delivered in connection with the closing of the Loan, all title policies and surveys, all Borrower organizational documents, all legal opinions, all insurance policies and coverage and insurance companies, all required evidence of compliance with all applicable laws and regulations, and all other evidence, information and material required by Lender or its counsel, shall be in form, scope and substance


                                     13 -
satisfactory to Lender's counsel who must approve title to the Property, the legality, validity and enforceability of all documents pertaining to the Loan, all proceedings in connection therewith and all other matters relating to the Loan and the closing.

         5.       PREPAYMENT CONSIDERATION

                  (a) "Business Day" shall mean a day on which commercial banks are not authorized or required by law to close in New York, New York.

                  (b) "Loan Year" shall mean each 365 or 366, as applicable, day period after the first day of the first calendar month after the Closing Date (or the Closing Date if the Loan closes on the first day of a calendar month).

                  (c) "Prepayment Consideration" shall mean an amount equal to the greater of (i) one percent (1%) of the principal balance of this Note being prepaid, or (ii) the product of (A) the ratio of the amount of the principal balance of this Note being prepaid over the outstanding principal balance of this Note on the Prepayment Date (after subtracting the scheduled principal payment on such Prepayment Date), multiplied by (B) the present value as of the Prepayment Date of the remaining scheduled payments of principal and interest from the Prepayment Date through the Maturity Date (including any balloon payment) determined by discounting such payments at the Discount Rate (as hereinafter defined) less the amount of the outstanding principal balance of this Note on the Prepayment Date (after subtracting the scheduled principal payment on such Prepayment Date). The "Discount Rate" is the rate which, when compounded monthly, is equivalent to the Treasury Rate (as hereinafter defined), when compounded semiannually. The "Treasury Rate" is the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15-Selected Interest Rate under the heading U.S. government securities/Treasury constant maturities with maturities with maturity dates (one longer and one shorter) most nearly approximating the Maturity Date. (In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Treasury Rate.) Lender shall notify Borrower of the amount and the basis of determination of the required prepayment consideration.

                  (d) "Treasury Rate" shall mean the yield calculated by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H. 15-Selected Interest Rates under the heading U. S. Government Securities/Treasury constant maturities for the week ending prior to the Prepayment Date, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Maturity Date. In the event Release H. 15 is no longer published, Lender shall select a comparable publication to determine the Treasury Rate. Lender shall notify Borrower of the amount and the basis of determination of the required Prepayment Consideration which shall be conclusive and binding on Borrower absent manifest error



                                     14 -

         6. CONDITIONS TO CLOSING. Not less than ten (10) Business Days prior to the Closing Date Lender shall have received the following:

            (a) Debt Service Coverage. Satisfactory evidence to Lender, including, without limitation, the Leases, an appraisal, and a rent roll, which supports, in Lender's determination, the projected debt service coverages (after deducting all required reserves, determined by Lender, from net operating income) as required by Article B of this Commitment.

            (b) Appraisal. An appraisal of the Property prepared by an independent appraiser holding an M.A.I. designation who shall be designated and engaged by Lender and licensed in the state where the Property is located. Such appraisal shall be addressed to Lender and (i) shall be prepared in accordance with current federal regulatory requirements, (ii) shall support the projected debt service coverages (after deducting all required reserves, determined by Lender, from net operating income) as required by Article B of this Commitment,
(iii) shall note any readily visible environmental conditions; and (iv) shall be satisfactory to Lender in all other respects. The fee for said appraisal shall be paid by Borrower. The appraisal shall also indicate the basis of and the assumptions used in calculating the appraised value.

            (c) Title Policy. An ALTA title insurance policy with a liability limit of not less than the principal amount of the Loan insuring the Security Instrument to Lender as a first lien on the good and marketable fee simple absolute title to the Property and issued by a title insurance company (with co-insurance or re-insurance with direct access agreements as Lender may require) in such forms, amounts and by such title insurance company(ies) as shall be satisfactory to Lender and its counsel. The title insurance policy shall be subject only to such exceptions as shall be approved by, and shall contain such endorsements as may be required by, Lender's counsel.

            (d) Survey. A current title survey of the Premises. The survey shall be prepared by a licensed or registered land surveyor acceptable to Lender, certified to Lender and the title insurance company and containing the current ALTA/ACSM certification, which shall show a state of facts in form, scope and substance acceptable to Lender including, but not limited to, an adequate and accurate legal description, interior lot lines, if any, the location of all adjoining streets and roads, the distance to and names of the nearest intersecting streets, the location of all recorded and all physical boundary lines, all strips, gores and overlaps with adjacent properties, the location of all Improvements on the Premises, locations of utilities, elevations, high water marks, easements and rights-of-way, whether of record or apparent, ingress and egress to and from the Property and natural and constructed objects affecting the Premises and showing any encroachments and/or discrepancies with any recorded instruments or existing boundary markers.

            (e) Metes/Bounds Description. A metes and bounds description of the Property acceptable to Lender.

            (f) Opinion of Counsel. An opinion of counsel in form, scope and substance satisfactory to Lender and Lender's counsel. Said opinion shall cover such matters as Lender's counsel may request including, but not be limited to, the following: that Borrower, each general

                                     15 -
partner or managing member of Borrower, as applicable, any guarantors of Borrower's obligations under the Loan Documents (the "Guarantors") and any Indemnitor(s), are duly organized, validly existing and in good standing (if applicable) under the laws of the State of their formation or incorporation and in the State where the Property is located; that the execution and delivery of the Loan Documents have been duly authorized; that the Loan Documents are not usurious and that the same are valid, binding and enforceable in accordance with their terms and do not violate or contravene any statute or contractual restriction binding on Borrower, each general partner or managing member of Borrower, as applicable, any Guarantors or any Indemnitor(s).

            (g) Organizational Documents. If Borrower, any general partner of Borrower or any Guarantor or Indemnitor is a corporation, a certificate of incorporation certified by the Secretary of State of the State of incorporation, a Certificate of Good Standing issued by the .Secretaries of State of the State of incorporation and the State where the Property is located, a copy of the by-laws certified by an officer of the corporation and a certified copy of the corporate resolution authorizing the transaction in form satisfactory to Lender and its counsel. If Borrower, any general partner of Borrower or any Guarantor or Indemnitor is a partnership, a copy of the partnership agreement with all amendments thereto certified by each general partner of Borrower, a filed partnership certificate certified by the Secretary of State of the State of formation, and any other such evidence of partnership authority as Lender's counsel may require shall be submitted to Lender in form satisfactory to Lender and its counsel. If Borrower, any general partner of Borrower, any Guarantor or Indemnitor is a limited liability company, a copy of the articles of organization certified by the Secretary of State of the State of organization, a copy of the operating agreement with all amendments thereto certified by each managing member, and such other evidence of company authority as Lender's counsel may require shall be submitted to Lender in form satisfactory to Lender and its counsel. If Borrower, any general partner or member of Borrower or any Guarantor or Indemnitor is a legal entity other than a corporation, a partnership or a limited liability company, all organizational documentation of such entity as Lender's counsel shall require shall be delivered to Lender and its counsel in form satisfactory to Lender and its counsel.

            (h) Legal Compliance. Evidence, in form and substance satisfactory to Lender and Lender's counsel, confirming that the Improvements on the Property and the use thereof are in full compliance with the applicable zoning, subdivision, environmental protection, toxic waste, asbestos and all other applicable federal, state or local laws and ordinances, and all rules, regulations and requirements of any and all governmental or quasi-governmental authorities having jurisdiction over the Property with respect to the foregoing. The evidence shall include any and all certificates, licenses, permits, approvals or consents therefor, including certificates of occupancy or their legal equivalents permitting the use and occupancy of the Property for the then present use and as intended by this Commitment, a violations search of all applicable municipal agencies and departments and, in addition, if required by Lender's counsel an opinion of Borrower's counsel or architect as to the foregoing. Such evidence shall be based on the ownership of the Property without reference to easements or other interests in real property. If Lender determines that the Property is not in compliance with applicable access laws, Lender may


                                     16 -
impose additional conditions, require monetary reserves, change the Loan Amount or decline to make the Loan.

            (i) Leases. Leases and related documentation satisfactory to Lender in all respects. If the Leases shall be written on a standard form of lease, Borrower shall, prior to the closing of the Loan, submit such standard forms of residential and commercial leases to Lender for Lender's approval. True and complete copies of all existing Leases, and any amendments or modifications thereto, and all Leases executed between the date of execution of this Commitment and the closing of the Loan shall be delivered to Lender. If the Property is used for multifamily housing, Borrower shall deliver and certify to Lender a rent roll as set forth in Subsection (m) below in lieu of copies of all Leases. Notwithstanding the foregoing, Lender reserves the right to receive and approve any and all Leases affecting the Property.

            (j) Service Contracts. Any and all management, operating and/or service agreements covering the Property. Such agreements shall be satisfactory in form and substance to Lender and shall be in full force and effect and free from default by either party on the date of closing. All such agreements shall be assigned to Lender. Lender, at its option, may require the parties to any such agreement to enter into an agreement with Lender which shall provide as follows:

                (i) copies of all notices given or received under any such agreement shall he sent to Lender:

                (ii) Lender shall have the right but not the obligation to perform any term, condition or agreement of Borrower under any such agreement and to cure any default of Borrower under any such agreement within specified additional time periods: and

                (iii) such other provisions as Lender may require.

              (k) Financial Statements. Certified financial statements of Borrower, each principal of Borrower and each of the Guarantors and the Indemnitor(s) for the prior fiscal year prepared and certified by a nationally recognized firm of certified public accountants, which financial statements shall be in form and substance acceptable to Lender. If audited financial statements are not available for a Borrower, Guarantor or Indemnitor, then Borrower, Guarantor or Indemnitor, as applicable, shall furnish financial statements acceptable to Lender including a statement by such party's accountant, managing general partner, managing member or chief financial officer, certified by the managing general partner, managing member or the chief financial officer, whichever the case may be, describing the basis of the presentation and certifying the financial statement as being true and correct. Borrower, Guarantor and the Indemnitor(s) shall also deliver to Lender federal and state income tax returns for the last two (2) calendar years prepared by an independent certified public accountant, satisfactory to Lender. At closing, Borrower, each principal, managing member and general partner of Borrower, each Guarantor and each Indemnitor shall certify to Lender that there has been no material adverse change since the audit and certification of the most recent financial statement delivered to Lender.

                                     17 -

              (1) Insurance. Insurance policies or certificates satisfactory to Lender as to amounts, types of coverage and the companies by whom such policies are underwritten.

                    (i) Policies of insurance issued by carriers and containing terms satisfactory to Lender in its sole discretion shall be delivered to Lender in accordance with the following requirements:

                         (A) Property Insurance. Insurance with respect to the
                    Improvements and building equipment insuring against any peril now or hereafter included within the classification "All Risks of Physical Loss" in amounts at all times sufficient to prevent Lender from becoming a co-insurer within the terms of the applicable policies and under applicable law, but in any event such insurance shall be maintained in an amount which, after application of deductible, shall be equal to the full insurable value of the Improvements and building equipment, the term "full insurable value" to mean the actual replacement cost of the Improvements and building equipment (without taking into account any depreciation, and exclusive of excavations, footings and foundations, landscaping and paving) determined annually by an insurer, a recognized independent insurance broker or an independent appraiser selected and paid by Borrower and in no event less than the coverage required pursuant to the terms of any Lease:

                         (B) Liability Insurance. Comprehensive general
                    liability insurance, including bodily injury, death and property damage liability, insurance against any and all claims, including all legal liability to the extent insurable and imposed upon Lender and all court costs and attorneys' fees and expenses, arising out of or connected with the possession, use, leasing, operation, maintenance or condition of the Property in such amounts as are generally available at commercially reasonable premiums and are generally required by institutional lenders for properties comparable to the Property but in any event for a combined single limit of at least $6,000,000 ;

                         (C) Workers' Compensation Insurance. Statutory
                    workers' compensation insurance with respect to any work on or about the Property;

                         (D) Business Interruption Insurance. Business
                    interruption and/or loss of "rental income" insurance in an amount sufficient to avoid any co-insurance penalty and to provide


                                     18 -
                    proceeds which will cover a period of not less than one (1) year from the date of casualty or loss, the term "rental income" to mean the sum of (A) the total then ascertainable Rents payable under the Leases and (B) the total ascertainable amount of all other amounts to be received by Borrower from third parties which are the legal obligation of the tenants, reduced to the extent such amounts would not be received because of operating expenses not incurred during a period of non-occupancy of that portion of the Property then not being occupied:

                         (E) Boiler and Machinery Insurance. Broad form boiler
                    and machinery insurance (without exclusion for explosion) covering all boilers or other pressure vessels, machinery, and equipment located in, on or about the Property and insurance against loss of occupancy or use arising from any breakdown in such amounts as are generally required by institutional lenders for properties comparable to the Property;

                         (F) Flood Insurance. If required by Lender, flood
                    insurance in an amount at least equal to the lesser of (A) the principal balance of the Note, or (B) the maximum limit of coverage available for the Property under the National Flood Insurance Act of 1968, The Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended;

                         (G) Builder's Risk Insurance. At all times during
                    which structural construction, repairs or alterations are being made with respect to the Improvements (A) owner's contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in Subsection 6(1)(i)(A) written in a so-called builder's risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Subsection 6(1)(i)(A),
                    (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions; and

                         (H) Other Insurance. Such other insurance with respect
                    to the Property against loss or damage of the kinds from time to time customarily insured against and in such amounts as are required by institutional lenders for properties comparable to the Property.

                             (i) All insurance provided for in herein shall be
                    obtained from a similar or successor service) (each such insurer



                                     19 -
                    shall be referred to below as a "Qualified Insurer"). All insurers providing insurance required by this Commitment shall be authorized to issue insurance in the state in which the Property is located. The Policy referred to in Subsection 6(1)(i)(B) above shall name Lender as an additional named insured and the Policies referred to in Subsection 6(1)(i)(A), (D), (E), (F) and (G), and as applicable (H), above shall provide that all proceeds be payable to Lender. The Policies referred to in Subsections 6(1)(i)(A), (E), (F) and (G) shall also contain: (i) a standard "non-contributory mortgagee" endorsement or its equivalent relating, inter alia, to recovery by Lender notwithstanding the negligent or willful acts or omission of Lender; (ii) to the extent available at commercially reasonable rates, a waiver of subrogation endorsement as to Lender; and (iii) an endorsement providing for a deductible per loss of an amount not more than that which is customarily maintained by prudent owners of similar properties in the general vicinity of the Property, but in no event in excess of $10,000. The Policy referred to in Subsection 6(1)(i)(A) above shall provide coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements together with an "Ordinance or Law Coverage" or "Enforcement" endorsement if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses. All Policies shall contain (i) a provision that such Policies shall not be canceled or terminated, nor shall they expire, without at least thirty (30) days' prior written notice to Lender in each instance; and (ii) include effective waivers by the insurer of all claims for Insurance Premiums (defined below) against any loss payees, additional insureds and named insureds (other than Borrower). Certificates of insurance with respect to all renewal and replacement Policies shall be delivered to Lender not less than ten
                    (10) days prior to the expiration date of any of the Policies required to be maintained hereunder, which certificates shall bear notations evidencing payment of applicable premiums (the "Insurance Premiums"). Originals or certificates of such replacement Policies shall be delivered to Lender promptly after Borrower's receipt thereof but in any case within thirty (30) days after the effective date thereof. If Borrower fails to maintain and deliver to Lender the original Policies or certificates of insurance required by this Security Instrument, upon ten
                    (10) days' prior notice to Borrower, Lender may procure such insurance at Borrower's sole cost and expense.

                                   (ii) Borrower shall comply with all
                    insurance requirements and shall not bring or keep or permit to be brought or



                                     20 -
                    kept any article upon any of the Property or cause or permit any condition to exist thereon which would be prohibited by an insurance requirement, or would invalidate the insurance coverage required hereunder to be maintained by Borrower on or with respect to any part of the Property pursuant to this Subsection 6(1).

                  (m) Rent Roll and Operating Statement. A recent operating statement and a current rent roll listing each and every Lease, identifying the leased premises, names of all tenants, square footage or other identification of space leased, monthly rental and all other charges payable under the Lease, date to which paid, term of Lease, date of occupancy, date of expiration, rent arrears, amounts taken in settlement of outstanding arrears, collections of rent for more than one (1) month in advance, any and every special provision, concession or inducement granted to tenants and such other information as is reasonably requested by Lender. Borrower shall sign. date, and certify the operating statement and the rent roll as true and accurate. For multifamily properties, the rent roll shall indicate which units are governed by rent regulations, and Borrower shall certify that the rents do not exceed the legal rent permitted to be collected under the applicable rent regulations.

                  (n) Estoppel Letters. The estoppel letters described in the Section of the Commitment entitled ESTOPPEL LETTERS, if any. The estoppel letters delivered to Lender shall provide, among other things, that:

                     (i) the Lease constitutes the entire agreement between the landlord and the tenant;

                     (ii) the Lease has not been modified or amended, except as specifically set forth in the estoppel letter;

                     (iii) the Lease is in full force and effect and the term is as per the Lease;

                     (iv) the premises demised under the Lease have been completed and the tenant has taken possession of the same on a rent-paying basis;

                     (v) neither the tenant nor the landlord under the Lease is in default under any of the terms, covenants or provisions of the Lease and the tenant knows of no event which, but for the passage of time or the giving of notice, or both, would constitute an event of default under the Lease by tenant or the landlord thereunder;

                     (vi) neither the tenant nor the landlord under the Lease has commenced any action or given or received any notice for the purpose of terminating the Lease;

                     (vii) all rents, additional rents and other sums due and payable under the Lease have been paid in full and no rents, additional rents or other



                                     21 -
                            sums payable under the Lease have been paid for more than one (1) month in advance of the due dates thereof;

                     (viii) there are no offsets or defenses to the payment of
                            the rents, additional rents, or other sums payable under the Lease;

                     (ix) the tenant has no option or right of refusal to purchase any portion of the Property; and

                     (x) the tenant has deposited the security deposit set forth in the Lease with landlord.

                     To the extent that estoppel letters are not delivered for certain Tenants, Lender may, in its sole discretion, accept an estoppel letter from Borrower with respect to such tenant's occupancy at the Property certified by Borrower as being true and correct.

                  (o) U.C.C. Searches. U.C.C. Searches against such parties as Lender may require showing that the Property to the extent appropriate is owned by Borrower free from any liens and encumbrances.

                  (p) Environmental Site Assessment. The Environmental Site Assessment described in the Section of the Commitment entitled APPRAISAL, ENVIRONMENTAL SITE ASSESSMENT AND BUILDING CONDITION REPORTS. Such environmental site assessment shall include an analysis with respect to the following environmental conditions at the Property, which shall be prepared by independent qualified environmental professionals selected and engaged by
Lender:

                     (i) a Phase I environmental site assessment assessing the presence of environmental contaminants, PCBs or storage tanks at the Property conducted in accordance with ASTM Standard E 1527-93, or any successor thereto published by ASTM;

                     (ii) an asbestos survey of the Property which shall include random sampling of materials and air quality testing;

                     (iii) if the Property is used for residential housing, an assessment of the presence of lead based paint, lead in water and radon in the Improvements; and

                     (iv) such further site assessments as Lender may require due to the results obtained in (i), (ii) or (iii) above.

         Borrower shall obtain permission for such environmental professional to enter upon the Property for purposes of conducting such environmental assessment. At least twelve Business Days prior to the closing of the Loan, the environmental professional shall telephone Lender's



                                     22 -
environmental technical staff to provide an oral report, prior to submitting the written Environmental Report.

         The Environmental Report shall be accompanied by Lender's standard Letter of Understanding Regarding Environmental Assessment of Property providing that the environmental assessment and the Environmental Report meet Lender's requirements and that Lender and its successors and assigns are entitled to rely on such environmental assessment and such Environmental Report.

         Borrower acknowledges and agrees that, based on any information in such Environmental Report or any uncertainties raised thereby, Lender reserves the absolute right, in its sole and exclusive discretion, to decline to fund the Loan, to impose additional conditions that must be met prior to or after the closing of the Loan (including but not limited to requiring additional investigation into environmental conditions in connection with the Property, testing and sampling of soil, water, air, building materials, or other substances or materials), and/or to change any terms and conditions of the Loan, including but not limited to the principal amount thereof, the interest rate, representations and warranties, covenants, guaranties, indemnities, and/or other terms and conditions of the Loan. If Lender declines to fund the Loan, the Commitment Fee, the Origination Fee, and the Processing Deposit paid by Borrower shall be applied by Lender in accordance with the terms of this Commitment.

         (q) Building Condition Reports. An engineer's building condition report in form and substance satisfactory to Lender, prepared by a consulting engineer selected and engaged by Lender, and any additional or supplemental reports that may be required by Lender. The reports shall evaluate the physical condition of the Property, identifying conditions requiring immediate or near term attention and estimate the approximate cost of remediation (the "Building Condition Report"). A remediation program and budget satisfactory to Lender and Lender's consulting engineer must be agreed upon with Borrower prior to closing. All fees and expenses in connection with the Building Condition Report shall be paid by Borrower.

         (r) Property Matters. Evidence satisfactory to Lender of the following:

              (i) that the Property is served by all utilities required for the current or contemplated use thereof. All utility service is provided by public utilities and the Property has accepted or is equipped to accept such utility service;

              (ii) that all public roads and streets necessary for service of and access to the Property for the current or contemplated use thereof have been completed, are serviceable and all-weather and are physically and legally open for use by the public; and

              (iii) that the Property is served by public water and sewer systems.

         (s) Termite Inspection Report. [FOR MULTIFAMILY PROPERTIES ONLY] A termite

                                     23 -
inspection report of the Property in form and substance satisfactory to Lender.

         7. SECURITY INSTRUMENT PROVISIONS. The Security Instrument shall contain, among other things, the following provisions:

            (a) Tax Escrow. Lender shall require Borrower to deposit monthly in escrow, without interest, 1/12th of the annual real estate taxes, water and sewer charges and assessments, as estimated by Lender. An initial escrow deposit with respect to the foregoing taxes, charges and assessments will be collected from Borrower at closing in order to establish an escrow to enable Lender to make such payments to the appropriate taxing authority when due.

            (b) Insurance Escrow. Lender shall require Borrower to deposit monthly in escrow, without interest, 1/12th of the annual fire and other hazard insurance premiums, as estimated by Lender. An initial escrow deposit for the foregoing insurance premiums will be collected from Borrower at closing to establish an escrow to enable Lender to make such payments of premiums to the appropriate insurance company when due

            (c) Late Payment. In the event any payment is not made prior to the fifth (5th) day after its due date, a late charge of five percent (5%) of the total payment due will be charged for the late payment.

            (d) Due on Sale/Encumbrance. Any sale, assignment, encumbrance, including, without limitation, subordinate financing or other transfer of any portion of the Property, and any sale, transfer or hypothecation of any interest in Borrower, or any partner, member or shareholder of Borrower without Lender's prior written consent, shall be a default under the Security Instrument. Lender may condition the consent required upon (i) the modification of the Security Instrument, (ii) the assumption of the Security Instrument and the other Loan Documents as modified, by the proposed transferee, (iii) the payment of a transfer fee by Borrower, (iv) the payment by Borrower of all Lender's out-of-pocket expenses, including, without limitation, all of Lender's attorneys' fees, (v) the approval by a Rating Agency of the proposed transferee, (vi) the proposed transferee's continued compliance with the single purpose entity requirements set forth in Subsection (p) below and (vii) such other conditions as Lender may reasonably require at the time such consent is sought. The fee referred to in (iv) above shall be payable by Borrower whether or not Lender consents to the transfer.

            (e) Default Rate. Borrower will pay, from the date an event of default occurs under the Security Instrument, the Note or any of the other Loan Documents (an "Event of Default") through the earlier of the date upon which the Event of Default is cured or the date upon which the Loan is paid in full, interest on the unpaid principal balance of the Note at a per annum rate equal to the lesser of (a) five percent (5%) plus the Applicable Rate and (b) the maximum interest rate which Borrower may by law pay or Lender may charge and collect (the "Default Rate").

            (f) Security Deposits. Upon the occurrence of an Event of Default, to the extent permitted by law, Borrower will transfer to Lender all security deposit accounts (the



                                     24 -

"Security Deposits") with respect to Leases relating to the Property, which will be held by Lender in accordance with the terms of each respective Lease. In the event Lender is not permitted by law to hold the Security Deposits, Borrower shall deposit the Security Deposits into an account with a federally insured institution as approved by Lender. To the extent required by law, Lender shall hold the Security Deposits in an interest bearing account selected by Lender in its sole discretion.

            (g) Default Prepayment. If a Default Prepayment (defined below) occurs, Borrower shall pay to Lender the entire principal amount of the Loan and all accrued interest thereon. including. without limitation, the following amounts:

                  (i) if the Default Prepayment occurs prior to the time when prepayment of the principal balance of the Loan is permitted, an amount equal to the sum of (A) the present value of the interest payments which would have accrued on the principal balance of the Loan (outstanding as of the date of such Default Prepayment) at the Applicable Rate from the date of such Default Prepayment to the first date prepayment is permitted pursuant to the Commitment discounted at a rate equal to the Treasury Rate except that such Treasury Rate shall be based on the U. S. Treasury constant maturity most nearly approximating the date upon which prepayment is first permitted pursuant to the Commitment, and (B) the Prepayment Consideration calculated as of the first date prepayment is permitted pursuant to the Commitment; and

                  (ii) if the Default Prepayment occurs at a time when prepayment of the principal balance of the Loan is permitted, the Prepayment Consideration.

For purposes of the Commitment, the term "Default Prepayment" shall mean a prepayment of the principal amount of the Loan made after the occurrence of any Event of Default or an acceleration of the Maturity Date under any circumstances, including, without limitation, a prepayment occurring in connection with reinstatement of the Security Instrument provided by statute under foreclosure proceedings or exercise of a power of sale, any statutory right of redemption exercised by Borrower or any other party having a statutory right to redeem or prevent foreclosure. any sale in foreclosure or under exercise of a power of sale or otherwise.

            (h) Leases.

                  (i) Borrower may enter into a proposed Lease (including the renewal or extension of an existing Lease ("a Renewal Lease")) without the prior written consent of Lender, provided such proposed Lease or Renewal Lease (A) provides for rental rates and terms comparable to existing local market rates and terms (taking into account the type and quality of the tenant) as of the date such Lease is executed by Borrower (unless, in the case of a Renewal Lease, the rent


                                     25 -
                        payable during such renewal, or a formula or other method to compute such rent, is provided for in the original Lease), (B) is an arms-length transaction with a bona fide, independent third party tenant, (C) does not have a materially adverse effect on the value of the Property taken as a whole, (D) is subject and subordinate to the Security Instrument and the lessee thereunder agrees to attorn to Lender, and (E) is written on the standard form of lease approved by Lender. All proposed Leases which do not satisfy the requirements set forth in this Commitment shall be subject to the prior approval of Lender and its counsel, at Borrower's expense. Borrower shall promptly deliver to Lender copies of all Leases which are entered into pursuant to this Subsection together with Borrower's certification that it has satisfied all of the conditions of this Subsection.

                  (ii) Borrower (A) shall observe and perform all the obligations imposed upon the lessor under the Leases and shall not do or permit to be done anything to impair the value of any of the Leases as security for the Debt; (B) upon request, shall promptly send copies to Lender of all notices of default which Borrower shall send or receive thereunder; (C) shall enforce all of the material terms, covenants and conditions contained in the Leases upon the part of the tenant thereunder to be observed or performed, (D) shall not collect any of the Rents more than one (1) month in advance (except security deposits shall not be deemed Rents collected in advance); (E) shall not execute any other assignment of the lessor's interest in any of the Leases or the Rents; and (F) shall not consent to any assignment of or subletting under any Leases not in accordance with their terms, without the prior written consent of Lender.

                  (iii) Borrower may, without the consent of Lender, amend,
                        modify or waive the provisions of any Lease or terminate, reduce rents under, accept a surrender of space under, or shorten the term of, any Lease (including any guaranty, letter of credit or other credit support with respect thereto) provided that such action (taking into account, in the case of a termination, reduction in rent, surrender of space or shortening of term, the planned alternative use of the affected space) does not have a materially adverse effect on the value of the Property taken as a whole, and provided that such Lease, as amended, modified or waived, is otherwise in compliance with the requirements of this Security Instrument and any subordinate agreement binding upon Lender with respect to such Lease. A termination of a Lease with a tenant who is in default beyond applicable notice and grace periods shall not be considered



                                     26 -
                        an action which has a materially adverse effect on the value of the Property taken as a whole. Any amendment, modification, waiver, termination, rent reduction, space surrender or term shortening which does not satisfy the requirements set forth in this Subsection shall be subject to the prior approval of Lender and its counsel, at Borrower's expense. Borrower shall promptly deliver to Lender copies of amendments, modifications and waivers which are entered into pursuant to this Subsection together with Borrower's certification that it has satisfied all of the conditions of this Subsection.

                  (iv) Notwithstanding anything contained herein to the contrary, Borrower shall not, without the prior written consent of Lender, enter into, renew, extend, amend, modify, waive any provisions of, terminate, reduce rents under, accept a surrender of space under, or shorten the term of, any Major Lease. The term "Major Lease" shall mean any lease of space more than 50,000 sf, including the current lease at closing to Plasti-Line, Inc..

                        (i) Estoppel Certificates. At Lender's request, Borrower shall deliver, from time to time, estoppel certificates in form and substance satisfactory to Lender from Borrower and all commercial tenants under then existing Leases which Lender in its discretion designates.

                        (j) Right of Redemption. If the statutes of the jurisdiction in which the Property is located provide for a right of redemption but permit Borrower to waive that right, such provisions shall be incorporated in the Security Instrument. All parties necessary to join in the Security Instrument or other Loan Documents to release any marital interest(s) in the Property shall do so.

                        (k)   Financial Statements.


            (A) Borrower, Indemnitor(s) and Guarantors, if any, shall keep adequate books and records of account in accordance with generally accepted accounting principles ("GAAP"), or in accordance with other methods acceptable to Lender, consistently applied and furnish to Lender: (i) monthly certified rent rolls signed and dated by Borrower, detailing the names of all tenants of the Improvements, the portion of Improvements occupied by each tenant, the base rent and any other charges payable under each Lease and the term of each Lease, including the expiration date, the extent to which any tenant is in default under any Lease, and any other information as is reasonably required by Lender, within twenty (20) days after the end of each calendar month; (ii) quarterly operating statements of the Property, prepared and certified by Borrower in the form required by Lender, detailing the revenues received, the



                                     27 -
expenses incurred and the net operating income before and after debt service (principal and interest) and major capital improvements for that quarter and containing appropriate year to date information, within thirty (30) days after the end of each fiscal quarter; (iii) an annual operating statement of the Property detailing the total revenues received, total expenses incurred, total cost of all capital improvements, total debt service and total cash flow, to be prepared and certified by Borrower in the form required by Lender, or if required by Lender, an audited annual operating statement prepared and certified by an independent certified public accountant acceptable to Lender, within sixty (60) days after the close of each fiscal year of Borrower; (iv) an annual balance sheet and profit and loss statement of Borrower, any Guarantors and any Indemnitor(s) in the form required by Lender, prepared and certified by the respective Borrower, Guarantors and/or Indemnitor(s), or if required by Lender, audited financial statements prepared by an independent certified public accountant acceptable to Lender, within sixty (60) days after the close of each fiscal year of Borrower, Guarantors and Indemnitor(s), as the case may be; and (v) an annual operating budget presented on a monthly basis consistent with the annual operating statement described above for the Property, including cash flow projections for the upcoming year, and all proposed capital replacements and improvements at least fifteen (15) days prior to the start of each fiscal year

            (B) Upon request from Lender, Borrower, any Guarantor and any Indemnitor shall furnish in a timely manner to Lender: (i) a property management report for the Property, showing the number of inquiries made and/or rental applications received from tenants or prospective tenants and deposits received from tenants and any other information requested by Lender, in reasonable detail and certified by Borrower (or an officer, general partner, member or principal of Borrower if Borrower is not an individual) under penalty of perjury to be true and complete, but no more frequently than quarterly; and
(ii) an accounting of all security deposits held in connection with any Lease of any part of the Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name of the person to contact at such financial institution, along with any authority or release necessary for Lender to obtain information regarding such accounts directly from such financial institutions.

            (C) Borrower, any Guarantor and any Indemnitor shall furnish Lender with such other additional financial or management information (including State and Federal tax returns) as may, from time to time, be reasonably required by Lender in form and substance satisfactory to Lender.

            (D) Borrower, any Guarantor and any Indemnitor shall furnish to Lender and its agents convenient facilities for the examination and audit of any such books and records.

      (1) Environmental Matters. Borrower shall represent, warrant and covenant with respect to the items set forth in Subsections 9(a)-(c) of these General Conditions and shall additionally represent, warrant and covenant that:



                                     28 -

                        (i) there are no hazardous or toxic substances in, on or under the Property, except those that are in compliance with applicable federal, state and local environmental laws;

                        (ii) there are no environmental permits required for current or anticipated uses of the Property; and

                        (iii) Borrower shall, at its cost and expense, comply
                              with all written requests of Lender to effectuate remediation of any condition in, on, under or from the Property or any directive from any governmental authority.

      (m) Indemnification. Borrower and Indemnitor(s), if any, shall indemnify Lender for all costs incurred by Lender in connection with the removal of hazardous wastes from the Property, regardless of whether Borrower caused the presence of such hazardous substance; and shall indemnify Lender against any loss, cost, damage or expense that Lender may incur, directly or indirectly, as a result of or in connection with the assertion against Lender of any claim relating to the presence or removal of any hazardous substance on the Property. The Security Instrument shall also contain an indemnity from Borrower with respect to its obligations under certain provisions of ERISA (defined below).
In addition, Borrower shall indemnify Lender against any loss, costs, damage, or expense that Lender may incur arising out of the following: (i) its ownership of the Security Instrument or the Property; (ii) the Loan Documents or any enforcement action taken by Lender in connection therewith; (iii) any accident or injury occurring on the Property; (iv) any claims asserted against Lender by reason of its alleged obligations under any Lease; (v) the payment of any brokerage commission to anyone in connection with funding the Loan; or (vi) any misrepresentation made by Borrower to Lender in the Security Instrument or the other Loan Documents. The indemnifications contained in the Security Instrument with respect to the presence of hazardous substances at the Property and Borrower's obligations with respect to ERISA shall survive the satisfaction, termination or assignment of the Security Instrument, the Note and the other Loan Documents.

      (n)   Limitations on Exculpation.

            (i) The exculpation provided for in Article F of this Commitment shall not: (A) constitute a waiver, release or impairment of any obligation evidenced or secured by the Note or the Security Instrument; (B) impair the right of Lender to name Borrower as a party defendant in any action or suit for judicial foreclosure and sale under the Security Instrument;
                  (C) affect the validity or enforceability of any indemnity, guaranty, master Lease or similar instrument made in connection with the Note or the Security Instrument, including without limitation, the Environmental Indemnity Agreement; (D) impair the right of Lender to obtain the appointment of a receiver; (E) impair the enforcement of the Assignment of Leases and Rents; or (F) impair the right of Lender to



                                     29 -
                  enforce Borrower's obligations and liabilities under certain indemnities relating to (1) certain taxes relating to the making and/or recording of the Security Instrument or the Note, (2) the Employee Retirement Income Security Act of 1974, as amended("ERISA") or (3) certain asbestos, toxic waste or other hazardous substances affecting the Property, including without limitation, the Environmental Indemnity Agreement.

            (ii) Notwithstanding the provisions of this Subsection (i) to the contrary, Borrower shall be personally liable to Lender for the losses it incurs due to: (i) fraud or intentional misrepresentation by Borrower or any other person or entity in connection with the execution and the delivery of this Note, the Security Instrument or the Other Security Documents or any documents or certificate now or at any time during the term of the Loan evidenced by the Note; (ii) Borrower's misapplication or misappropriation of Rents received by Borrower after the occurrence of and during the continuance of an Event of Default; (iii) Borrower's misapplication or misappropriation of tenant security deposits or Rents collected in advance; (iv) the misapplication or the misappropriation of insurance proceeds or condemnation awards; (v) personal property taken from the Property by or on behalf of Borrower and not replaced with personal property of the same utility and of the same or greater value; (vi) any act of arson by Borrower; or (vii) any fees or commissions paid by Borrower after the occurrence of and during the continuance of an Event of Default to any principal, affiliate, member or general partner of Borrower or Guarantor in violation of the terms of the Note, the Security Instrument or the Other Security Documents.

            (iii) Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in subsection (i) above SHALL BECOME NULL AND VOID and shall be of no further force and effect in the event of a sale, transfer or encumbrance by Borrower without Lender's prior consent or if the Property or any part thereof shall become an asset in (i) a voluntary bankruptcy or insolvency proceeding, or (ii) an involuntary bankruptcy or insolvency proceeding (other than one filed by Lender) which is not dismissed within ninety
                  (90) days of filing.

      (o) Representations and Warranties.

                  (i) Borrower shall make representations and warranties including, without limitation, the following:



                                     30 -

                        (A) that Borrower has good title to the Property and the Property is free and clear of all liens, encumbrances, servitudes and easements, recorded or unrecorded except as set forth in the marked-up commitment for title insurance to be delivered and approved by Lender;

                        (B) that all fixtures and articles of personally attached to the Property or used or usable in connection with the operation of the Property are owned by Borrower and not subject to any conditional bills of sale, chattel mortgages or any other liens except as approved by Lender;

                        (C) that no petition in bankruptcy has ever been filed by or against Borrower, Guarantor, Indemnitor or any related entity, or any principal thereof, in the last seven (7) years, and neither Borrower, Guarantor, Indemnitor nor any related entity, or any principal thereof, in the last seven (7) years has ever made any assignment for the benefit of creditors or taken advantage of any insolvency act or any act for the benefit of debtors;

                        (D) that the Property complies with all applicable federal, state and local laws, ordinances, rules and regulations including, without limitation, building codes, zoning ordinances, land use and environmental laws, access laws, rules, regulations, orders and requirements;

                        (E) that a true and complete rent roll has been delivered;

                        (F) that all of such Leases are arms-length agreements with bona fide, independent third parties, there are no prior assignments of any Lease or any portion of Rents, additional Rents, charges, issues or profits due and payable or to become due and payable thereunder which are outstanding and have priority to the Assignment of Leases and Rents, the Leases have not been modified or amended except as specifically stated, each Lease is in full force and effect, each Lease is subordinate in lien and payment to the Security Instrument, no party under the Lease is in default, all Rents due have been paid in full and



                                     31 -
                              no Rent has been paid more than one month in advance, no tenant under any Lease has an option to purchase the Property or any portion thereof and there are no defenses or offsets against the enforcement of any Lease;

                        (G) that there is no litigation, pending or threatened, against Borrower, any Guarantor or any Indemnitor of the Loan;

                        (H) that any and all construction work, alterations and repairs with respect to the Property have been paid for in full and no notice of any mechanics' or materialmen's liens or of any claims of right to any such liens have been received;

                        (I) that all financial data and documentation furnished on behalf of Borrower is true, complete and correct as of the date of the closing of the Loan;

                        (J) that Borrower has not defaulted under its obligations with respect to any other outstanding indebtedness;

                        (K) that the Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with the Property or any portion thereof;

                        (L) that the Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes; and

                        (M) that the relationship between Borrower and Lender is solely that of debtor and creditor, and Lender has no fiduciary or other special relationship with Borrower, and no term or condition of this Commitment, the Security Instrument, the Note or the other Loan Documents shall be construed so as to deem the relationship of Borrower and Lender to be other than that of debtor and creditor.


                                     32 -

                                  (ii) Borrower shall represent and warrant in the Security Instrument with respect to its compliance with certain ERISA provisions.

      (p) Special Covenants. Borrower shall covenant and agree that it has not and shall not:

            (i) engage in any business or activity other than the ownership, operation and maintenance of the Property, and activities incidental thereto;

            (ii) acquire or own any material asset other than (i) the Property, and (ii) such incidental personal property as may be necessary for the operation of the Property;

            (iii) merge into or consolidate with any person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case Lender's consent;

            (iv) fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, and qualification to do business in the state where the Property is located, if applicable, or without the prior written consent of Lender, amend, modify, terminate or fail to comply with the provisions of Borrower's Partnership Agreement, Articles or Certificate of Incorporation, Articles of Organization or similar organizational documents, as the case may be;

            (v) own any subsidiary or make any investment in, any person or entity without the consent of Lender;

            (vi) commingle its assets with the assets of any of its general partners, members, affiliates, principals or of any other person or entity;

            (vii) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Loan, except for trade payables in the ordinary course of its business of owning and operating the Property provided that such debt is not evidenced by a note and paid when due;

            (viii) become insolvent and fail to pay its debts and liabilities from its assets as the same shall become due;



                                     33 -

            (ix) fail to maintain its records, books of account and bank accounts separate and apart from those of the partners, members, principals and affiliates of Borrower, the affiliates of a partner, member or principal of Borrower and any other person or entity;

            (x) enter into any contract or agreement with any general partner, member, principal or affiliate of Borrower, Guarantor or Indemnitor, or any general partner, member, principal or affiliate thereof, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any general partner, member, principal or affiliate of Borrower, Guarantor or Indemnitor, or any general partner, member, principal or affiliate thereof;

            (xi) seek the dissolution or winding up in whole, or in part, of Borrower;

            (xii) fail to correct any known misunderstandings regarding the separate identity of Borrower;

          (xiii) hold itself out to be responsible for the debts of another person;

            (xiv) make any loans or advances to any third party (including any general partner, member, principal or affiliate of Borrower or any general partner, member, principal or affiliate thereof);

            (xv)  fail to file its own tax returns;

            (xvi) agree to, enter into or consummate any transaction which would render Borrower unable to furnish any ERISA certification required pursuant to the Security Instrument;

           (xvii) fail either to hold itself out to the public as a legal entity separate and distinct from any other entity or person or to conduct its business solely in its own name in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that Borrower is responsible for the debts of any third party (including any general partner, member, principal or affiliate of Borrower or any general partner, member, principal or affiliate thereof;

          (xviii) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;



                                     34 -

            (xix) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors; [or]

            (xx) share any common logo with or hold itself out as or be considered as a department or division of (i) any general partner, principal, member or affiliate of Borrower, (ii) any affiliate of a general partner, principal or member of Borrower, or (iii) any other person or entity.[; or]

         8. SECONDARY MARKET. Lender may, at any time, sell, transfer or assign the Loan, the Loan Documents, and any or all servicing rights with respect to the Loan, grant participations in the Loan or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in the Loan in a rated or unrated public offering or private placement (the "Securities"), and may forward to each purchaser, transferee, assignee, servicer, participant, investor in such Securities, or any Rating Agency rating such Securities (collectively, the "Investor"), or prospective Investor all documents and information Lender has with respect to the Loan as Lender deems necessary or desirable. Borrower, the Guarantors and Indemnitor(s), if any, shall furnish and consent to Lender furnishing to such Investors or such prospective Investors all information concerning the Loan, the Property, the Leases and the financial condition of Borrower, any Guarantor, any Indemnitor, and the Property in such form, substance and detail as Lender, such Investor or such prospective Investor may request. Upon any such transfer, Borrower, the Guarantors and the Indemnitor(s) shall provide an estoppel certificate to the Investor or any prospective Investor in form and content satisfactory to Lender, such Investor or such prospective Investor together with such other documents as Lender may reasonably require.

         9. ENVIRONMENTAL REPRESENTATIONS. Borrower represents, warrants and covenants as of the date of this Commitment and as of the date of the Borrower's acceptance of this Commitment, that:

           (a) the Property is not currently used in a manner, and to the best of Borrower's knowledge no prior use (by Borrower or any prior owner) has occurred, which violates applicable federal, state or local environmental laws;

           (b) neither Borrower nor any tenant has received any notice from a government agency for a violation of such laws and if such notice is received, Borrower shall immediately notify Lender;

           (c) Borrower shall not cause nor permit any tenant to cause a violation of any applicable federal, state or local environmental laws, nor permit any environmental liens to be placed on the Property;

                                     35 -

                  (d) Borrower and Indemnitor(s) shall indemnify Lender for all costs incurred by Lender in connection with the removal of hazardous wastes from the Property, regardless of whether Borrower caused the presence of such hazardous waste; and

                  (e) Borrower and Indemnitor(s) shall indemnify Lender against any loss, costs, damage or expense that Lender may incur, directly or indirectly, as a result of or in connection with the assertion against Lender of any claim relating to the presence or removal of any hazardous waste on the Property.

         10. OTHER DOCUMENTATION. Borrower shall provide Lender with such other evidence, information and material as Lender or its counsel may reasonably require.

         11. NO ORAL CHANGE. The Commitment may not be modified, amended, waived, extended, changed, discharged or terminated orally, or by any act or failure to act on the part of Lender or Borrower, but only by an agreement in writing signed by the party against whom the enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

         12. NOTICES. All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof and confirmed by telephone by sender, (ii) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed to Borrower or Lender, as the case may be, at the addresses set forth on the first page of this Commitment or addressed as such Party may from time to time designate by written notice to the other parties.

EITHER PARTY BY NOTICE TO THE OTHER MAY DESIGNATE ADDITIONAL OR DIFFERENT ADDRESSES FOR SUBSEQUENT NOTICES OR COMMUNICATIONS.

         13. GOVERNING LAW. This Commitment has been issued by Lender in Cleveland, Ohio from where all advances of the Loan, closing of the Loan, delivery of any additional security and all matters incidental to the Loan or this Commitment shall take place. This Commitment and all other Loan Documents shall be governed by and construed in accordance with the laws of the State of Ohio and the applicable laws of the United States of America. Notwithstanding the foregoing, however, the laws of the State where the Property is located shall apply with respect to (a) the creation, perfection, priority and enforcement of the lien or the pledge, as the case may be, of (i) the Security Instrument, (ii) the Assignment of Leases and Rents and (iii) to the extent the escrow accounts created pursuant to the Completion/Repair and Security Agreement and the Replacement Reserve and Security Agreement are located in the State where the Property is located, the Completion/Repair and Security Agreement and the Replacement Reserve and Security Agreement, and (b) the determination of deficiency judgments.

                                     36 -

         14. WAIVER/SURVIVAL. The provisions of this Commitment cannot be waived or modified unless such waiver or modification be in writing and signed by both Borrower and Lender. The terms of this Commitment which are not incorporated in the formal Loan Documents shall, to the extent applicable, survive the closing of the Loan and remain binding on the parties. This Commitment is for the benefit only of the parties thereto and no third party shall have any interest therein or in the proceeds of the Loan. This Commitment sets forth the entire agreement between Borrower and Lender, and all other agreements shall be deemed to have merged herewith. Where terms and conditions of this Commitment differ from the terms and conditions of the Loan as applied for, this Commitment shall prevail. Borrower acknowledges that Lender has made no representations or warranties to Borrower except those as set forth herein.

         15. NON-ASSIGNABILITY. This Commitment is issued in response to Borrower's application for a loan and in reliance upon the representations made in such application. This Commitment and the proceeds thereof are not assignable by Borrower to any other person, corporation, partnership or limited liability company without Lender's consent in writing. For the purposes of this Section, an assignment shall be deemed to include (i) if Borrower is a corporation, the voluntary or involuntary sale, conveyance or transfer of Borrower's stock (or the stock of any corporation directly or indirectly controlling Borrower by operation of law or otherwise) or the creation or issuance of a new stock by which an aggregate of more than 10% of Borrower's stock shall be vested in a party or parties who are not now stockholders, (ii) if Borrower is a partnership, the change, removal or resignation of a general partner or managing partner, or (iii) if Borrower is a limited liability company, the change, removal or resignation of a managing member.

         16. PUBLICITY. In the event the Loan contemplated herein is made, Lender shall have the right to issue press releases, advertisements and other promotional materials describing in general terms or in detail, Lender's participation in such transaction.

         17. CONFIDENTIALITY. This Commitment is being furnished to Borrower on a confidential basis and may not be reproduced, used, distributed or disclosed to third parties prior to acceptance, except with Lender's prior written consent.

         18. CLOSING FUNDS. All funds required to be paid by Borrower to Lender at closing must be in the form of certified funds or made by wire transfer of immediately available federal funds.

         19. OBLIGATIONS TO FUND. If, on or before the Closing Date, any of the following shall have occurred, Lender shall have no obligation to close and fund the Loan under this Commitment:

                  (a) Casualty/Damage. Any of the Property shall have been damaged and not repaired to Lender's satisfaction or been taken in condemnation or other similar proceeding, or any such proceeding shall be pending;

                                     37 -

                  (b) Structural Damage. If there shall have been a structural change in the physical condition of any portion of the Property;

                  (c) Violations. Any notice of violations of any municipal ordinances shall have been filed against the Property by any municipal department;

                  (d) Bankruptcy. If Borrower, any Guarantor or Indemnitor or any partners, members or principal shareholders or officers of any of them, or any tenant under any lease deemed by Lender to be material to Lender's security or any guarantor of any such lease shall be the subject of any bankruptcy, reorganization or insolvency proceeding;

                  (e) Environmental. Discovery of any environmental conditions at the Property unacceptable to Lender;

                  (f) Site Inspection. An unsatisfactory Engineer's Report or site inspection conducted by Lender or any engineering firm retained by Lender;

                  (g) Adverse Financial Change. The income and expenses of the Property, the Leases, the occupancy of the Property and all other features of the transaction, including the financial condition of Borrower, any Guarantor or Indemnitor, as represented in this Commitment, in any loan application or in any other documents and communications presented to Lender in order to induce Lender to make the Loan shall have materially changed;

                  (h) General Legal Compliance. Any action, suit or proceeding, judicial, administrative or otherwise is pending against or affecting Borrower or the Property;

                  (i) Representations and Warranties. If the representations and warranties contained herein are false or incorrect in any respect; or

                  (j) Default. If any condition occurs or shall have occurred which would be deemed an Event of Default under the Loan Documents if they were in effect.

         20. BROKER INDEMNIFICATION. Borrower represents that it shall pay any and all brokerage commissions owed to any broker in this transaction. It is understood and agreed that any broker is the agent for Borrower and that no statement, acts or representations on the part of it or its agents shall be considered binding upon Lender. It is further understood and agreed that by Lender's issuance of the Commitment it shall be under no obligation for payment of any brokerage commission or fee of any kind with respect to the Commitment and that by Lender's issuance of the Commitment to the Borrower, Borrower agrees to pay the fee and commission of any broker and to indemnify, save harmless and defend Lender from and against any and all claims asserted by any broker for brokers' or finders' fees and commissions in connection with the negotiation, execution and consummation of the Loan, the Commitment, such indemnity to include Lender's counsel fees.



                                     38 -

         21. REPRESENTATIONS AND WARRANTIES. All representations and warranties made by Borrower herein shall also be deemed made as of the Closing Date.

         22. SOLE DISCRETION OF LENDER. Wherever pursuant to this Commitment
(a) Lender exercises any right given to it to approve or disapprove, (b) any arrangement or term is to be satisfactory to Lender, or (c) any other decision or determination is to be made by Lender, the decision of Lender to approve or disapprove, all decisions that arrangements or terms are satisfactory or not satisfactory and all other decisions and determinations made by Lender, shall be in the sole and absolute discretion of Lender and shall be final and conclusive, except as may be otherwise expressly and specifically provided herein

                        SPECIAL CONDITIONS TO COMMITMENT

Borrower must enter in to a twenty-five (25) year lease with Plasti-Line, Inc. at rental rates at least 5% above market rents, as determined by an independent appraisal. The lease must be an absolute net lease with CPI increase at least every five (5) years, and must be satisfactory to Lender in its sole and absolute discretion.

EXHIBIT A:  TERM SHEET


1.    Loan Amount:                                         $ 6,500,000

2.    Assumed Interest Rate:                               9.25%

3.    Debt Service Coverage Ratio:                         125%

4.    Basis Points over the applicable U.S.
      Treasury Bonds:                                      300

5.    Maturity Date of U.S. Treasury Bonds:                10 Year U.S. Treasury

6.    Amortization Period:                                 25 Years

7.    Maturity Date of Loan:                               tenth (10th)

8.    Prepayment Lockout Period:                           sixth (6th)

9.    Application Fee:                                     $2,500

10.   Processing Deposit:                                  $10,000

11.   Good Faith Deposit:                                  Not Applicable

12.   Origination Fee:                                     1.0% of the Loan Amount


                                     39 -

13.   Portion of Origination Fee due with
      Commitment:                                          1/2% of the Loan Amount

14.   Check Amount to be Returned with

      Commitment:                                          $ 45,000.00

15.   [Miscellaneous]:
                                                           -----------------
16.   [Miscellaneous]:
                                                           -----------------
17.   [Miscellaneous]:

                                                           -----------------


KeyCorp Real Estate Capital Markets, Inc. Closer:
                                                           -----------------
1.                                          Date:
                                                           -----------------

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